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                                   EXHIBIT 5.1

                     OPINION OF DANIEL W. SMALL, ESQ., AS TO
                 THE LEGALITY OF THE SECURITIES BEING REGISTERED

                                  LAW OFFICE OF

                                 DANIEL W. SMALL

                                 ATTORNEY AT LAW

ONE BURTON HILLS BOULEVARD                              DANIEL W. SMALL, ESQ.
SUITE 330                                               dsmall@nashvillelaw.net
NASHVILLE, TENNESSEE 37215                              Telephone (615) 252-6000
                                                        FACSIMILE (615) 252-6001

                                  May 12, 2006

Board of Directors of Mid-America Bancshares, Inc.
7651 Highway 70, South
Nashville, Tennessee 37221

Re: Issuance of Shares of Common Stock by Mid-America Bancshares, Inc. In
    Connection with the Share Exchange with PrimeTrust Bank and Bank of the South

Ladies and Gentlemen:

We are acting as counsel to Mid-America Bancshares, Inc. (the "Company"), a Tennessee corporation, and in such capacity we are familiar with certain corporate action taken by the Company in connection with an Agreement and Plan of Reorganization and Share Exchange dated January 19, 2006, by and among the Company, Bank of the South, and PrimeTrust Bank ("Agreement"). The Agreement provides for a share exchange by the Company with the shareholders of the two banks (the "Share Exchange"). The terms of the Agreement provide that each outstanding share of Bank of the South common stock shall be converted into the right to receive 2.1814 shares of the Company's common stock and that each outstanding share of PrimeTrust Bank common stock shall be converted into the right to receive 2.0 shares of the Company's common stock. The Agreement further provides that the Company will issue only whole shares and that it will pay cash in lieu of fractional shares as adjusted for the respective bank's exchange ratio.

We have examined the Agreement and such other documents as we have reasonably deemed necessary to furnish this opinion. In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as original documents, and the conformity to the original documents of all documents submitted to us as certified or photostatic copies. As to questions of fact material and relevant to our opinion, where such facts were not independently verified by us, we have relied, to the extent we deemed such reliance proper, upon certificates and representations of officers and representatives of the Company and appropriate federal, state and local officials. Based upon the foregoing and upon our examination of such documents and matters of law as we have deemed relevant, we are of the opinion that the shares of Company Stock to be issued

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Board of Directors
Mid-America Bancshares, Inc.
May 12, 2006
Page 2


                                                           DANIEL W. SMALL, ESQ.

pursuant to the Share Exchange are duly authorized and, if and when issued as contemplated in the Agreement to effect the Share Exchange, will be validly issued, fully paid and nonassessable. We hereby consent to the reference to our firm under the heading "Legal Matters" in the Registration Statement on Form S-4 filed by the Company with the Securities and Exchange Commission under the Securities Act of 1933, as amended, and the inclusion of this opinion as Exhibit
5.1 thereto.

                                        Sincerely,


                                        /s/ Daniel W. Small
                                        ----------------------------------------
                                        Daniel W. Small
                                        Attorney At Law